WEBTOON Entertainment Inc.
5700 Wilshire Boulevard, Suite 220
Los Angeles, CA 90036

To: David Lee
Re: Short-term assignment

Dear David:

I am pleased to confirm our offer to you a short-term assignment from WEBTOON Entertainment Inc. (“WEBTOON”) to WATTPAD CORPORATION (“WATTPAD”) to assume the position of President at WATTPAD. Your appointment date shall be April 1, 2026 and the start date for this short-term assignment shall begin on May 7, 2026 or once you obtain legal authorization to work with us in Canada.

1.Remuneration

1.1.During your assignment, your annual base salary for this position shall continue to be the sum set forth in the Executive Employment Agreement between you and WEBTOON, dated October 14, 2023 (the “Employment Agreement”).

1.2.You will continue to be eligible to receive merit increases according to WEBTOON’s standard merit guidelines used to determine the timing and percentage of the merit increase.

1.3.You will continue to be eligible for any target incentive bonus set forth in the Employment Agreement with WEBTOON and its policy.

1.4.You shall be considered for eligibility under WEBTOON’s tax equalization policy, subject to approval by WEBTOON’s Board of Directors and/or Compensation Committee.

2.Social Security, Taxes and Payroll Considerations

2.1.You will remain subject to US social security taxes (FICA). Given the Canada-US Social Security Agreement (Totalization Agreement), you may be exempt from Canadian federal social taxes contributions for up to five years, provided you obtain a Certificate of Coverage from the US Social Security Administration. WEBTOON will assist you in obtaining this certificate. You will be required to obtain a Social Insurance Number for Canada when you arrive in Canada.

2.2.WEBTOON will continue to pay your remuneration through US payroll.

2.3.Generally, you will be subject to Canadian income tax on employment income earned while working in Canada. WEBTOON will work with its tax advisors to ensure appropriate Canadian tax withholdings are made as required by the Canada Revenue Agency.

2.4.WEBTOON will also continue to be responsible for US tax compliance as applicable given your status as a US citizen/resident.

WEBTOON Entertainment Inc.
5700 Wilshire Boulevard, Suite 220
Los Angeles, CA 90036

2.5.You shall be considered for tax filing services under the Tax Filing Services for WEBTOON Executives Policy, subject to the terms of the policy, as may be amended from time to time.

3.Retained Duties with WEBTOON

3.1.During your assignment to WATTPAD, you will retain your position as Chief Financial Officer of WEBTOON. It is expected that you will allocate approximately 60% of your time to your CFO duties with WEBTOON and 40% of your time to your President duties with WATTPAD. You will report to Junkoo Kim at WEBTOON with respect to your CFO duties and to Yongsoo Kim at WATTPAD with respect to your President duties.
3.2.Nothing in this letter shall be deemed a modification to any part of your Employment Agreement (which remains in effect) other than to the description of your work location and duties (Section 1) which is modified to be consistent with the terms of this letter.

4.Assignment Duration

4.1.It is anticipated that this assignment will last for a period of one (1) year from the earliest of May 7, 2026 or when you obtain legal authorization to work in Canada. At the end of the assignment, or earlier as set out in Section 4.3 below, you will return to the USA and be provided with repatriation benefits set out in Section 5 below.

4.2.Should you voluntarily resign your employment with WEBTOON, all benefits under this assignment will cease to be effective as of your last day of employment with WEBTOON. WATTPAD-sponsored work permits/visas will be terminated on the earlier of the last day of your employment or last day in Canada.

4.3.WEBTOON may end your short-term assignment to WATTPAD by providing you with four weeks’ advance notice of your return to the USA (or pay in lieu of notice). In these circumstances, you will be provided with repatriation benefits set out in Section 5 below.
4.4.Except as specifically modified by the terms of this letter to comply with applicable Canadian laws, your employment relationship remains governed by the terms and conditions set forth in your Employment Agreement.

5. Repatriation

5.1.Subject to Section 4 above, at the end of your assignment, WEBTOON will provide travel back to the US as applicable.

WEBTOON Entertainment Inc.
5700 Wilshire Boulevard, Suite 220
Los Angeles, CA 90036

6.Compliance with Canadian Law

6.1.You will be required to comply with all applicable Canadian federal, provincial, and local laws while working in Canada, including but not limited to the Employment Standards Act, 2000 (Ontario), the Occupational Health and Safety Act (Ontario), and the Income Tax Act (Canada).

Once you have read and agreed to the above, please sign below, and retain a copy for your files. If any questions should arise in connection with your assignment package or related tax issues, please contact me, Glenn Choi.

We look forward to working with you as you embark upon this new assignment.

Sincerely,
WEBTOON Entertainment Inc.

Signed	/s/ Glenn Choi	5/7/2026
	Glenn Choi	Dated

Accepted and acknowledged by:

Signed	/s/ David Lee	5/7/2026
	David Lee	Dated